                                                                    EXHIBIT 99.1

                           [KINDER MORGAN LETTERHEAD]


Larry Pierce                                          Irene Twardowski Broussard
Media Relations                                       Investor Relations
(713) 369-9407                                        (713) 369-9490
                                                      www.kindermorgan.com


  KINDER MORGAN ENERGY PARTNERS REPORTS RECORD EARNINGS, INCREASES DISTRIBUTION

         HOUSTON, Jan. 15, 2003 - Kinder Morgan Energy Partners, L.P. (NYSE:
KMP) today announced record earnings with 2002 net income of $608.4 million, or $1.96 per common unit, up 38 percent over 2001 net income of $442.3 million, or $1.56 per unit. Fourth quarter net income was $164.2 million, or $0.50 per common unit, compared to $120.7 million, or $0.40 per unit, during the same period the previous year.

         KMP's board of directors increased the fourth quarter cash distribution per common unit to $0.625 ($2.50 annualized), payable on Feb. 14, 2003, to unitholders of record as of Jan. 31, 2003, from $0.61 ($2.44 annualized) in the third quarter. This is a 14 percent increase over the fourth quarter 2001 cash distribution per unit of $0.55 ($2.20 annualized). In total, KMP declared cash distributions of $2.435 per unit in 2002, up 13 percent from $2.15 in 2001.

         "KMP had an outstanding year in 2002, reporting its most profitable annual earnings in the company's history and increasing the distribution to unitholders for the 14th time since KMP was formed six years ago," said Chairman and CEO Richard D. Kinder. "While many companies have dramatically altered their business models to adapt to various market conditions, KMP continues to successfully execute the same strategy upon which this company was founded. Our focus on fee-based assets that are core to the energy infrastructure of growing markets, and our efforts to increase utilization of those assets while controlling costs, continue to produce superb results."

         Kinder noted that KMP's record earnings can be attributed to solid internal growth, as well as contributions from acquired assets. "Our stable assets, which have

                                     (more)

KMP-2002 EARNINGS                                                         PAGE 2


minimal exposure to commodity price variations, continued to produce strong, reliable cash flow to support distributions of about $700 million in 2002," Kinder said. "Each of our business segments reported increased earnings over 2001."

OVERVIEW OF BUSINESS SEGMENTS

         The PRODUCTS PIPELINES segment delivered an 11 percent increase in 2002 earnings before DD&A to $427.3 million, compared to $383.9 million for 2001. Fourth quarter earnings before DD&A were $108.7 million, compared to $96.4 million for the same period the previous year. "Earnings in this segment significantly surpassed our published 2002 budget target of $413.8 million, with internal growth driving improved performance," Kinder said. "Excluding acquisitions and a one-time item, products pipelines assets that KMP owned in both 2002 and 2001 accounted for an 8.4 percent increase in segment earnings." KMP's gasoline volumes were up 4.5 percent for 2002, compared to just 2.6 percent nationally, while total refined petroleum products volumes were up 1.2 percent for the full year, more than double the national average. "This demonstrates that our products pipes serve rapidly growing markets across the country," Kinder explained. Jet fuel volumes were down 3.8 percent for 2002 following 9/11, but improved steadily throughout the year and were up in the fourth quarter compared to the same period the previous year. Specific asset highlights included Plantation Pipe Line Company, which reported record volumes of 637,000 barrels per day for 2002, a 3 percent increase over 2001. KMP owns 51 percent of Plantation and operates the 3,100-mile refined petroleum products pipeline that serves the southeastern United Sates.

         The NATURAL GAS PIPELINES segment produced 2002 earnings before DD&A of $325.5 million, up 44 percent from $226.8 million in 2001. Fourth quarter earnings before DD&A were $89.5 million, compared to $65.5 million for the same period the previous year. The nearly $100 million annual increase is primarily attributable to contributions from Kinder Morgan Tejas, which was acquired in the first quarter of 2002, and improved results on the expanded Trailblazer pipeline system. "Achievements in this segment during 2002 included attracting incremental business at our existing facilities

                                     (more)

KMP-2002 EARNINGS                                                         PAGE 3


and expanding our natural gas pipeline system," Kinder said. "For example, Kinder Morgan Tejas entered into long-term transportation, storage and sales contracts with BP that are expected to make significant contributions to KMP's earnings in 2003, and Kinder Morgan Texas Pipeline (KMTP) entered into new and extended existing contracts with several large customers including Southern Union." In the fourth quarter, KMP began construction on the Mier-Monterrey pipeline that will stretch from south Texas to Monterrey, Mexico - one of that country's fastest growing industrial areas. Pemex has entered into a 15-year contract with KMP for all of the capacity on the natural gas pipeline, up to 375 million cubic feet per day. Construction is expected to be completed in the second quarter of 2003. Additionally, Kinder Morgan Interstate Gas Transmission (KMIGT) - an interstate pipeline with access to Rocky Mountain natural gas supply basins - sold out all 6 billion cubic feet of its proposed Cheyenne Market Hub storage project in Wyoming and plans to file for Federal Energy Regulatory Commission (FERC) approval this month.

         The CO(2) PIPELINES segment delivered 2002 earnings before DD&A of $132.2 million, up 18 percent from $111.7 million in 2001, and significantly exceeding KMP's published 2002 budget target of $112.7 million. Fourth quarter earnings before DD&A were $39.4 million, compared to $29 million for the same period the previous year. Approximately 90 percent of the increase in earnings in this segment was driven by internal growth. CO(2) pipeline delivery volumes increased by 11 percent in 2002, and oil production at the SACROC Unit in the Permian Basin of west Texas increased by 43 percent compared to 2001 levels. SACROC, one of the largest and oldest oil fields in the U.S. using CO(2) injection technology, continues to perform better than expected. SACROC oil production increased to nearly 16,000 barrels per day in December 2002, nearly double what the field was producing when KMP purchased it in 2000. "As previously announced, we are investing in additional development at SACROC, which we expect will result in CO(2) being our single fastest growing business in 2003," Kinder said. He noted that CO(2) is expected to generate about 15 percent of KMP's cash flow in 2003. CO(2) is one of the only areas where KMP is exposed to commodity price risk, but

                                     (more)

KMP-2002 EARNINGS                                                         PAGE 4


that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices.

         The TERMINALS segment reported a 26 percent increase in 2002 earnings before DD&A to $205.6 million, up from $163.3 million in 2001. Fourth quarter earnings before DD&A were $54.3 million, compared to $43.1 million for the same period the previous year. Results for 2002 were driven by internal growth at terminals that KMP already owned, as well as strong performances by a number of smaller acquisitions. Excluding acquisitions, terminal assets that KMP owned in both 2002 and 2001 accounted for an 8 percent increase in segment earnings for the year. Internal growth was spearheaded by expansion projects at the Carteret, Pasadena and Delta liquids terminals located on New York Harbor, the Houston Ship Channel and the Port of New Orleans, respectively. These projects resulted in increased throughput, utilization and leasable capacity. Purchases that contributed to an increase in earnings included an interest in the International Marine Terminals Partnership (IMT), a terminal in Louisiana that handles about 7 million tons of coal, petroleum coke and iron ore a year, and Laser Materials Services LLC, which is comprised of over 60 transload facilities across the country. "We will continue to explore opportunities to grow our terminals business through both internal growth and acquisitions, as we see strong demand for additional liquids storage tanks and dry-bulk handling facilities," Kinder said.

OUTLOOK

         In December, KMP announced its 2003 expectations for cash distributions of $2.63 per unit. Additionally, KMP expects to increase its quarterly cash distribution to $0.68 per unit ($2.72 annualized) by the fourth quarter of 2003. These expectations include contributions only from assets currently owned by KMP and do not include the benefit of future acquisitions. It should be noted, however, that the company is optimistic about its chances for making accretive acquisitions in 2003.

                                     (more)

KMP-2002 EARNINGS                                                         PAGE 5


         "Like last year, we will detail KMP's 2003 financial plan at next week's annual analyst conference in Houston and post it on our web site so that investors may follow our progress throughout the year," Kinder said. "Our 2003 budget will be the standard by which we measure our success this year. We remain committed to transparency, and we will continue to review and explain any variances to the plan during our quarterly earnings calls."

OTHER NEWS

o As announced one year ago, Vice Chairman William V. Morgan has retired, effective with today's board meeting. "Bill has spent the past year working within the company to ensure a smooth transition," Kinder said. "He obviously has been a key component of Kinder Morgan's success, and we are delighted that he has agreed to continue to be available to the company as an unpaid advisor. Chief Financial Officer C. Park Shaper has replaced Bill on KMP's and Kinder Morgan Management, LLC's (NYSE: KMR) boards of directors." Kinder noted that only two seats on each company's board of directors are held by officers of the company.

o Kinder Morgan's three-person Office of the Chairman is now comprised of Chairman and CEO Richard D. Kinder, President Michael C. Morgan and Chief Financial Officer C. Park Shaper.

         Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $0.625 distribution, payable on Feb. 14, 2003, to shareholders of record as of Jan. 31, 2003. The distribution to KMR shareholders, equal to the amount of the cash distribution payable to KMP unitholders, will be paid in the form of additional KMR shares, valued at KMR's average closing price for the 10 trading days prior to KMR's ex-dividend date.

         Kinder Morgan Energy Partners, L. P. is the largest publicly traded pipeline limited partnership in the U.S. in terms of market capitalization and the largest independent refined petroleum products pipeline system in the U.S. in terms of volumes delivered. KMP owns or operates more than 25,000 miles of pipelines and over 70 terminals. Its pipelines transport more than two million barrels per day of gasoline

                                     (more)

KMP-2002 EARNINGS                                                         PAGE 6


and other petroleum products and up to 7.8 billion cubic feet per day of natural gas. Its terminals handle over 60 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 55 million barrels for petroleum products and chemicals. KMP is also the leading provider in the U.S. of CO(2), which is used in enhanced oil recovery projects.

         The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America. Combined, the two companies have an enterprise value of approximately $19 billion.

PLEASE JOIN US AT 4:30 P.M. EASTERN TIME ON WEDNESDAY, JAN. 15, AT www.kindermorgan.com FOR A LIVE WEBCAST CONFERENCE CALL.

         This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

                                      # # #

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                                   (Unaudited)
                     (in thousands except per unit amounts)

                                                                THREE MOS. ENDED DEC 31        TWELVE MOS. ENDED DEC 31
                                                             ----------------------------    ----------------------------
                                                                 2002            2001            2002            2001
                                                             ------------    ------------    ------------    ------------

Revenues                                                     $  1,252,991    $    543,732    $  4,268,312    $  2,946,676
                                                             ------------    ------------    ------------    ------------

Costs and Expenses
     Operating expenses                                           968,586         319,817       3,201,790       2,087,531
     Depreciation and amortization                                 45,546          39,353         172,041         142,077
     General and administrative                                    31,639          32,857         118,857         109,293
     Taxes, other than income taxes                                10,528           9,716          51,326          43,947
                                                             ------------    ------------    ------------    ------------
                                                                1,056,299         401,743       3,544,014       2,382,848
                                                             ------------    ------------    ------------    ------------
Operating Income                                                  196,692         141,989         724,298         563,828

Other Income/(Expense)
     Earnings from equity investments                              18,872          21,585          89,258          84,834
     Amortization of excess cost of equity investments             (1,393)         (2,252)         (5,575)         (9,011)
     Interest expense                                             (47,658)        (36,172)       (178,279)       (175,930)
     Other                                                          1,515           3,000           3,517           6,435
     Minority interest                                             (2,101)         (3,455)         (9,559)        (11,440)
                                                             ------------    ------------    ------------    ------------
Income before income taxes                                        165,927         124,695         623,660         458,716
Income tax expense                                                 (1,680)         (4,037)        (15,283)        (16,373)
                                                             ------------    ------------    ------------    ------------
Net Income                                                   $    164,247    $    120,658    $    608,377    $    442,343
                                                             ============    ============    ============    ============

CALCULATION OF LIMITED PARTNERS' INTEREST IN NET INCOME:

     Net Income                                              $    164,247    $    120,658    $    608,377    $    442,343
     Less: General Partner's interest in Net Income               (73,408)        (55,043)       (270,816)       (202,095)
                                                             ------------    ------------    ------------    ------------
     Limited Partners' Net Income                            $     90,839    $     65,615    $    337,561    $    240,248
                                                             ============    ============    ============    ============

CALCULATION PER LIMITED PARTNER UNIT (FULLY DILUTED):

     Net Income per unit                                     $       0.50    $       0.40    $       1.96    $       1.56
                                                             ============    ============    ============    ============

     Number of Units Used in Computation                          180,615         165,782         172,186         154,110
                                                             ============    ============    ============    ============

ADDITIONAL PER UNIT INFORMATION:

     Depreciation and amortization                           $       0.26    $       0.25    $       1.03    $       0.98
                                                             ============    ============    ============    ============
     Sustaining capital expenditures                         $       0.14    $       0.09    $       0.45    $       0.36
                                                             ============    ============    ============    ============
     Net income before DD&A less sustaining capex            $       0.63    $       0.55    $       2.54    $       2.18
                                                             ============    ============    ============    ============


     Declared distribution                                   $      0.625    $      0.550    $      2.435    $      2.150
                                                             ============    ============    ============    ============

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                    EARNINGS CONTRIBUTION BY BUSINESS SEGMENT
                                   (Unaudited)
                                 (in thousands)

                                                   THREE MOS. ENDED DEC 31        TWELVE MOS. ENDED DEC 31
                                                ----------------------------    ----------------------------
                                                     2002            2001            2002            2001
                                                ------------    ------------    ------------    ------------
SEGMENT EARNINGS BEFORE DD&A:

    Products Pipelines                          $    108,681    $     96,400    $    427,304    $    383,920
    Natural Gas Pipelines                             89,494          65,526         325,454         226,770
    CO(2) Pipelines                                   39,377          28,962         132,196         111,666
    Terminals                                         54,298          43,077         205,615         163,265

SEGMENT EARNINGS CONTRIBUTION:

    Products Pipelines                          $     91,603    $     76,960    $    359,635    $    312,464
    Natural Gas Pipelines                             76,407          56,325         276,766         193,804
    CO(2) Pipelines                                   31,064          23,541         100,983          92,087
    Terminals                                         45,837          35,534         175,569         136,178
    General and Administrative                       (31,639)        (32,857)       (118,857)       (109,293)
    Net Debt Costs (Includes Interest Income)        (47,224)        (35,390)       (176,460)       (171,457)
    Other(5)                                             300              --             300              --
    Less: Minority Interest                           (2,101)         (3,455)         (9,559)        (11,440)
                                                ------------    ------------    ------------    ------------
        Net income                              $    164,247    $    120,658    $    608,377    $    442,343
                                                ============    ============    ============    ============

                                VOLUME HIGHLIGHTS
                   (historical pro forma for acquired assets)

                                               THREE MOS. ENDED DEC 31         TWELVE MOS. ENDED DEC 31
                                              --------------------------      --------------------------
                                                 2002            2001            2002            2001
                                              ----------       ---------      ----------      ----------

PRODUCTS PIPELINES

    Gasoline                                       114.6           113.9           465.1           444.9
    Diesel                                          40.0            40.2           155.5           162.7
    Jet Fuel                                        28.5            26.2           112.5           116.9
                                              ----------       ---------      ----------      ----------
       Total Refined Product Volumes (MMBbl)       183.1           180.2           733.1           724.6

    NGL's                                           14.0            13.8            44.4            45.5
                                              ----------       ---------      ----------      ----------
       Total Delivery Volumes (MMBbl)(1)           197.1           194.0           777.5           770.1

NATURAL GAS PIPELINES

    Transport Volumes (Bcf)(2)                     271.7           248.8         1,080.3           977.1

CO(2) PIPELINES
    Delivery Volumes (Bcf)(3)                      104.3           107.3           430.6           387.4
    Sacroc Oil Production (MMBbl)                    1.4             0.9             4.7             3.3

TERMINALS

    Liquids Leasable Capacity  (MMBbl)              35.3            34.0            35.3            34.0
    Liquids Utilization %                             96%             97%             97%             97%
    Bulk Transload Tonnage (MMtons)(4)              14.2            16.0            56.2            60.0

(1) Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland

(2) Includes KMIGT, KMTP , KM Tejas and Trailblazer

(3) Includes
Cortez, Central Basin and CRC pipeline volumes

(4) Includes Cora, Grand Rivers
and KMBT aggregate terminals

(5) Represents net impact of changes in
environmental reserves in the Products Pipelines and Terminals segments

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET-PRELIMINARY
                                   (Unaudited)
                                   (Millions)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
ASSETS

Cash and cash equivalents                                               41             63
Other current assets                                                   598            505
Property, Plant and Equipment, net                                   6,244          5,083
Investments                                                            451            441
Deferred charges and other assets                                    1,012            641
                                                              ------------   ------------
TOTAL ASSETS                                                         8,346          6,733
                                                              ============   ============

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt                  --            560
Other current liabilities                                              770            403
Long-term debt                                                       3,659          2,237
Market value of interest rate swaps                                    167             (5)
Other                                                                  292            314
Minority interest                                                       42             65
Partners' Capital                                                    3,416          3,159
                                                              ------------   ------------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                              8,346          6,733
                                                              ============   ============

Total Debt, net of cash and cash equivalents, and excluding
 the market value of interest rate swaps                             3,618          2,734
Total Capitalization                                                 7,076          5,958
Debt to Total Capitalization                                            51%            46%